Exhibit 10.3

ESCROW AGREEMENT

This Escrow Agreement (“Escrow Agreement”) is dated September 26, 2018, and is between Clyra Acquisition Corp., a California corporation whose principal office is located at 14921 Chestnut St., Westminster, CA 92683 (“Clyra”), Scion Solutions, LLC, an Indiana limited liability company whose principal office is located at 15 EMS T30A Lane, Leesburg, Indiana 46538 (“Scion”), and John R. Browning, Esq., an attorney licensed to practice law in the State of California whose principal office is located at 3200 Park Center Drive, Suite 500, Costa Mesa, CA 92626 (“Escrow Agent”).

A.      Pursuant to a Stock Purchase Agreement and Plan of Reorganization dated September 26, 2018 to which Clyra and Scion are parties (the “Stock Purchase Agreement”), Scion has agreed to transfer and assign substantially all of its assets to Clyra in exchange for a total of 31,000 shares of Clyra Common Stock, 21,000 of which are referred to as the “Scion Common Shares” and 10,000 of which are referred to as the “Scion Redeemable Shares” (the “Scion Common Shares,” and together with the Scion Common Shares, the “Shares”), subject to certain conditions set forth in the Stock Purchase Agreement. Certificates representing the Scion Redeemable Shares include a legend indicating that the shares represented thereby are subject to redemption by Clyra.

B.      The parties have agreed that the certificates representing the Shares are to be held in escrow pending the occurrence of certain conditions set forth in the Stock Purchase Agreement.

C.      Escrow Agent has agreed to hold the Shares, as an escrow agent only, until it is notified as set forth herein that the conditions established in the Stock Purchase Agreement for release of the Shares to Scion have been satisfied, at which time the Shares will be released and delivered to Scion; or until it is notified that the transactions contemplated in the Stock Purchase Agreement have been abandoned, at which time the Shares will be returned to Clyra for cancellation.

D.      Escrow Agent acknowledges that following the closing of the transaction contemplated in the Stock Purchase Agreement, Clyra will change its name to Clyra Medical Technologies, Inc.

NOW, THEREFORE, in consideration of the premises above recited, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows:

1.      Purpose of Escrow. This Escrow is established for the purpose of facilitating the delivery to Scion of the Scion Common Shares and the Scion Redeemable Shares upon the occurrence of certain conditions set forth in the Stock Purchase Agreement, or the return to Clyra of the Scion Common Shares and the Scion Redeemable Shares in the event that the transactions contemplated in the Stock Purchase Agreement are abandoned.

2.      Acceptance of Appointment. Escrow Agent accepts the appointment as Escrow Agent, and agrees to hold the items described below in escrow and to deliver such items only in accordance with the provisions of this Escrow Agreement.

2.      Escrow Deposits. Clyra shall deliver the following items to Escrow Agent pursuant to the Stock Purchase Agreement:

(a)	A fully executed copy of the Stock Purchase Agreement;

(b)	A copy of this Escrow Agreement executed by Clyra, Clyra, and Scion;

(c)	Original share certificates representing the Scion Common Shares, issued to Scion in the following denominations:

i.	10,500 shares

ii.	10,500 shares

(d)

Original share certificates representing the Scion Redeemable Shares, which certificates include a legend indicating that the shares represented thereby are subject to redemption by Clyra, issued to Scion in the following denominations:

i.	5,000 shares

ii.	1,000 shares

iii.	1,000 shares

iv.	1,000 shares

v.	1,000 shares

vi.	1,000 shares

3.      Delivery of Shares. Within five (5) days after receipt by Escrow Agent of joint written instructions signed by authorized officers of both Clyra and Scion (the “Joint Written Instructions”), Escrow Agent shall release and deliver certificates representing the Shares to either Scion or to Clyra as specified in the Joint Written Instructions.

4.      Termination of Escrow. This Escrow shall terminate upon the earliest to occur of the following:

(a)	The date on which all of certificates representing the Shares have been delivered pursuant to Joint Written Instructions;

(b)	The date on which a written notice of termination signed by Clyra and Scion has been delivered to Escrow Agent; or

(c)	September 26, 2028 .

In the event this Escrow is terminated before all of the certificates representing the Shares have been delivered pursuant to Joint Written Instructions as provided in Section 3 above, Escrow Agent shall return to Clyra any certificates representing Shares that have not been delivered prior to such termination and Escrow Agent shall thereupon be relieved of its duties hereunder.

5.      Provisions Regarding Escrow Agent. It is understood and agreed that the duties of Escrow Agent are entirely ministerial, being limited to receiving certificates representing the Shares, and holding and releasing such certificates as directed in Joint Written Instructions in accordance with this Escrow Agreement. Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of any instrument deposited with it, or with respect to the form or execution of the same, or the identity, authority, or rights of any person executing or depositing the same.

6.      Limitation of Liability. Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own gross negligence or willful misconduct. Escrow Agent may consult with legal counsel in the event of any dispute or question as to the consideration of the foregoing instructions or the Escrow Agent's duties hereunder, and Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

7.      Indemnification. Clyra and Scion shall jointly and severally indemnify and save Escrow Agent harmless from and against any and all liability, loss, cost, damages, claims, demands, suits, actions, expenses and disbursements of whatever kind and nature which may be incurred by, imposed upon, asserted against or demanded from Escrow Agent in connection with the performance of his duties hereunder other than those arising from the gross negligence or fraud of Escrow Agent.

8.      Resolution of Disputes. In the event of any disagreement between the parties resulting in adverse claims and/or demands being made in connection with any papers, money, or property involved herein or affected hereby, Escrow Agent shall be entitled, at its option, to refuse to comply with any such claim, or demand so long as such disagreement shall continue and, in so refusing, Escrow Agent shall not be or become liable to the undersigned or any of them for the failure or refusal to comply with such conflicting or adverse demands, Escrow Agent shall be entitled to continue to so refrain and refuse to so act until:

(a)	the rights of adverse claimants have been finally adjudicated in a court of proper jurisdiction; or

(b)	all differences shall have been adjusted by agreement and Escrow Agent shall have been notified thereof in writing signed by all of the persons interested.

9.      Third Party Beneficiary. The parties agree that this Escrow Agreement has been executed solely for the benefit of the parties named herein; and no other party including, without limitation, partners or creditors are intended to be benefited under the provisions hereof. No person shall be entitled to enforce any provision hereof as a third party beneficiary.

10.      Notices. All notices will be in writing and will be given by personal delivery with a signed acknowledgment of receipt; by United States mail, postage prepaid, with return receipt requested; by an established commercial courier service, charge prepaid, with written proof of delivery; or by electronic mail with a confirmation of receipt. Notices will be addressed to the person and address designated below (or such other person or address as the Parties may designate on ten days’ notice in accordance with this Section):

(a)	If to Clyra:

14921 Chestnut St. Westminster, CA 92683

With a copy to: Browning Law Group, Inc. 3200 Park Center Drive, Suite 500 Costa Mesa, CA 92626

(b)	If to Scion:

Scion Solutions, LLC 15 EMS T30A Lane Leesburg, Indiana 46538

With a copy to:

David B. Tingey Kirton McConkie 36 So. State Street, Suite 1900 Salt Lake City, Utah 84111

(c)	If to Escrow Agent:

John R. Browning, Esq. 3200 Park Center Drive, Suite 500 Costa Mesa, CA 92626

A notice will be deemed effective upon confirmed receipt, which includes (a) receipt confirming delivery from an established commercial courier service, (b) response to an email notice, or (c) a date-stamped return receipt from the U.S. Postal Service, or in the case of refusal to accept delivery the earliest of (x) the date of the attempted delivery or refusal to accept, (y) the delivery date of the return receipt, or (z) the date of receipt of notice of refusal or notice of non-delivery by the sending party.

11.     Counterparts. This Escrow Agreement may be signed in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument. Executed copies of this Agreement transmitted by facsimile or e-mail shall be valid and binding.

12.     Severability. If any provision of this Escrow Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable to any extent, the remainder of this Escrow Agreement, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each term of this Escrow Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.     Amendment, Modification. The provisions of this Escrow Agreement may be amended, modified, changed or waived only by a written instrument signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought.

14.     Titles and Captions. All titles and captions in this Escrow Agreement are set forth herein for convenience only and shall not be deemed part of this Escrow Agreement, and they in no way define, limit, augment, extend or describe the scope, content or intent of any part of this Escrow Agreement.

15.     Further Action. The parties shall execute and deliver all documents, provide all information, and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Escrow Agreement.

16.     Authorization. Each respective person executing this Escrow Agreement represents and warrants that said person is duly authorized to execute this Escrow Agreement on behalf of the party for whom such person purports to execute this Escrow Agreement.

17.     Applicable Law. This Escrow Agreement shall be construed in accordance with and shall be governed by the laws of the state in which the Escrow Agent maintains its principal place of business.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement on the date first written above.

CLYRA:
Clyra Acquisition Corp.
A California corporation

By:	/s/ Steven V. Harrison
Steven V. Harrison, President

SCION:
Scion Solutions, LLC
An Indiana limited liability company

By:	/s/ Spencer Brown
Spencer Brown

ESCROW AGENT:
John R. Browning, Esq.

/s/ John R. Browning